E A R N I N G S    R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES $5.8 MILLION LOSS IN QUARTER DUE TO CREDIT AND RESTRUCTURING COSTS; DECLARES QUARTERLY DIVIDEND OF
 $.05 PER SHARE

Third Quarter and Year-to-Date 2010 Highlights:

•	Net loss of $5.8 million for the quarter;
•	Net loss of $4.3 million for the nine month period;
•	Diluted loss per share of $0.83 for the quarter;
•	Net interest margin of 3.27% for the quarter and 3.61% for the year ;
•	Total assets grew by $50 million or 4.7% for the quarter; assets grew by $135 million or 13.8% for the year;
•	Total loans increased by $11.1 million or 1.7% for the year in a challenging environment;
•	Strong mortgage loan originations of $217.7 million in the third quarter and $555 million for the year;
•	Robust deposit growth of $38 million or 4.4% for the quarter; increase in deposits of $91.3 million or 11.3% for the year;
•	Aggressive credit actions resulted in a $9.1 million provision for loan losses for the quarter; and
•	Capital ratios continue to be strong: Total Risk-Based Capital Ratio of 13.4%, Tier 1 Capital Ratio of 12.2%, and a Tier 1 Leverage Ratio of 9.1% at September 30, 2010.

MIDDLEBURG, VA. – October 28, 2010 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), announced today that it had taken nearly $12 million in pre-tax charges to earnings, which resulted in a loss of $5.8 million for the quarter ending September 30, 2010.  The charges reflect the Company’s proactive approach to addressing problem loans amid the continued financial downturn as well as other charges related to the Company’s on-going business.  Additionally, the Company announced that it would reduce its quarterly dividend to 5 cents per share from the current level of 10 cents per share.

“We are moving aggressively from a position of financial strength to deal with our problem loans,” said Gary R. Shook, president and CEO of Middleburg Financial Corporation.  “We increased the reserve for loan losses to reflect an increase in non-performing loans during the third quarter, recognized other-than-temporary impairment on certain trust preferred securities in the investment portfolio, wrote down the carrying values of two properties that are no longer sites for future branch development, and wrote down the carrying values of several of our foreclosed properties.  Additionally, charges were taken to reflect a 10% reduction in the Company’s payroll and termination of the defined benefit pension plan.  These necessary charges will allow the

Company to move ahead in a substantive way and are reflective of our desire to address the changes to the industry resulting from the protracted economic downturn as well as anticipated expenses related to new regulations stemming from the passage of Dodd-Frank,” added Mr. Shook.

Regarding the dividend, Mr. Shook said, “The decision to reduce the dividend was a difficult one.  While we understand how important these dividends are to many of our shareholders, the Board believes this is the prudent course of action at this time.” Mr. Shook continued, “We will review the status of the dividend in the third quarter of 2011 in light of the Board’s long term strategy of a 40% payout of earnings.  Further, expected retained earnings over the coming quarters will recover much of the capital expended by taking these charges.”

Net Interest Income and Net Interest Margin

Net interest income was $8.0 million during the three months ended September 30, 2010; a decrease of 6% compared to the quarter ended June 30, 2010. Average earning assets increased by 5.2% during the quarter. The average yield on earning assets was 4.74% for the quarter ended September 30, 2010 while the average cost of interest bearing liabilities was 1.73%, representing decreases of 48 basis points and 9 basis points, respectively, from the previous quarter.  The net interest margin for the three months ended September 30, 2010 was 3.27%, compared to 3.67% for the previous quarter, a decline of 40 basis points during the period. While the cost-of-funds did decrease during the third quarter, the decrease was not sufficient to offset the decline in yields of earning assets. The decline in yields on earning assets in the third quarter reflected increased runoff of loans in the permanent loan portfolio as well as an increase in prepayments of mortgage securities in the securities portfolio, in conjunction with the low interest rate environment in the third quarter. Growth in the permanent loan portfolio was flat for the quarter as higher yielding loans that paid off were replaced with lower yielding loans. Balances for the securities portfolio as well as the balance of mortgage loans held-for-sale increased during the quarter. Since the increase in earning assets was primarily due to lower yielding securities and residential mortgage loans, the aggregate yield for earning assets declined during the quarter.  On the funding side, costs for wholesale borrowings declined 99 basis points during the quarter, as we refinanced maturing FHLB advances. On the other hand, costs for retail deposits decreased only 4 basis points during the quarter. Total retail deposit growth during the quarter was driven by increases in interest bearing deposits, with the greatest increase occurring in time deposits.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in the “Key Statistics” table.

Asset Quality and Provision for Loan Losses

$9.1 million was added to the loan loss reserve to reflect an increase in non-performing loans and $3.3 million of loans were charged off during the quarter. According to Mr. Shook, “We have been working with these clients for some time and they continue to feel the pressures of this economic environment.  We felt it was important to preserve our options as we move these relationships through the collection process.”   The Company continues to see improvement in delinquencies in its loan portfolio - the 90 day delinquency rate was 0.00% ($7,000) as of the end of the third quarter vs. 0.95% ($6.2 million) at the end of the previous quarter.

The Company increased its allowance for loan and lease losses (“ALLL”) by $6.7 million or 72.8% during the first nine months of 2010. The ALLL at September 30, 2010 was $15.9 million representing 2.42% of total portfolio loans outstanding versus 1.43% of total portfolio loans at December 31, 2009.

Non-performing assets increased from $18.1 million or 1.9% of total assets at December 31, 2009 to $38.5 million or 3.5% of total assets as of September 30, 2010.  The increase was primarily due to the reclassification of two loans to non-accrual status during the quarter.

Non-Interest Income

Non-interest income increased by $2.8 million or 70.0% to $6.9 million when comparing the quarter ended September 30, 2010 to the quarter ended September 30, 2009.  The strong non-interest income, driven by the Company’s mortgage operations this year has caused total revenues, defined by the sum of net interest income and non-interest income, to increase in each linked quarter of 2010, despite pressures on the net interest margin. This increase reflects the benefits of the Company’s diversified business model whereby strong non-interest income is able to supplement net interest income in periods of declining net interest margins.

Trust and Investment advisory service fees earned by Middleburg Trust Company (“MTC”) and Middleburg Investment Advisors (“MIA”) were flat for the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009.  Southern Trust Mortgage, the Company’s majority owned subsidiary, originated $217.7 million in mortgage loans during the quarter ended September 30, 2010 compared to $188.7 million originated during the previous quarter – an increase of 15.3% when comparing linked quarters - and $198.1 million originated during the quarter ended September 30, 2009 – an increase of 9.9% when comparing calendar quarters.  Mortgage loans originated for the nine months ended September 30, 2010 were $555.4 million versus $785.8 million for the nine months ended September 30, 2009. Gains on mortgage loan sales increased by 34.2% when comparing the quarter ended September 30, 2010 to the previous quarter.  Gains on mortgage loan sales increased by 113.8% when comparing the quarter ended September 30, 2010 to the quarter ended September 30, 2009. Additionally, fees related to mortgage loan sales increased $282,000 or 144.6% to $477,000 from the quarter ended September 30, 2009 to the quarter ended September 30, 2010.

The revenues and expenses of Southern Trust Mortgage for the three and nine month periods ended September 30, 2010 are reflected in the Company’s financial statements on a consolidated basis following generally accepted accounting principles in the United States.  The outstanding equity interest not held by the Company is reported on the Company’s balance sheet as “Non-controlling interest in consolidated subsidiary” and the earnings or loss attributable to the non-controlling interest is reported on the Company’s statement of operations as “Net (income) / loss attributable to non-controlling interest.”

Trust and investment advisory fees are based primarily upon the market value of the accounts under administration.  Total consolidated assets under administration by MTC and MIA were at $1.2 billion at September 30, 2010, an increase of 9.1% relative to September 30, 2009.  MTC’s assets under administration were $905.6 million at September 30, 2010 versus $730.7 million at September 30, 2009 representing an increase of 23.9%.  MIA’s assets under administration were $325.2 million at September 30, 2010 versus $389.6 million at September 30, 2009 representing a decrease of 16.5%.

Net securities losses were $438,000 during the quarter ended September 30, 2010 compared to net securities losses of $258,000 during the quarter ended September 30, 2009.  The net securities losses during the quarter ended September 30, 2010 included $726,000 of other than temporary impairment losses related to three trust preferred securities identified as impaired under generally accepted accounting principles.

Non-Interest Expense

Non-interest expense in the third quarter of 2010 increased $2.5 million, up 20.8% relative to the quarter ended September 30, 2009.  The increase was primarily the result of the following charges taken during the third quarter:

•
$1.4 million to reflect an adjustment to the carrying value of two branch sites that had been previously held for future expansion and are now being readied for sale.  The Company will actively market these properties to potential buyers in the fourth quarter.

•	$481,000 in adjustments to Other Real Estate Owned.
•	$530,000 restructuring charge related to workforce downsizing. The restructuring is expected to reduce payroll expenses by approximately 10%.
•	$50,000 associated with the termination of the Company’s defined benefit pension plan. The Company froze the plan during 2008 and suspended contributions during that year.

Salaries and employee benefit expenses increased by $539,000 in the third quarter of 2010 relative to the quarter ended September 30, 2009.  This increase is primarily due to higher commission expense associated with the mortgage company. The Company anticipates that these expenses will decrease in future quarters as the benefits of the restructuring program are realized.

Total Consolidated Assets

Total assets at September 30, 2010 were $1.1 billion, an increase of $135.0 million or 13.8% over December 31, 2009.

Growth in total portfolio loans was flat for the third quarter and increased 1.7% for the year in a challenging lending environment characterized by weak borrower demand for new loans coupled with increased refinancing of existing credit relationships. The investment portfolio grew by $41.3 million in the third quarter and was $242.1 million at September 30, 2010. The securities portfolio increased $69.4 million or 40.2% for the entire year. Mortgages held for resale increased $15 million in the third quarter, reflective of the strong pace for mortgage originations. Cash balances and deposits at other banks decreased by 3.1% in the third quarter.

Deposits and Other Borrowings

The Company continues to experience strong deposit growth with total deposits increasing by $38 million or 4.4% for the third quarter, driven by growth in interest checking, savings and certificates of deposit. Total deposits increased by $91.3 million or 11.3% for the year. Brokered deposits, including CDARS program funds, were $116.1 million at September 30, 2010, up $39.9 million or 52.4% from December 31, 2009. FHLB advances were $52.9 million at September 30, 2010, up $17.9 million from December 31, 2009.  We refinanced $35 million in maturing FHLB advances in the third quarter into longer term advances at lower rates.

Equity

Total shareholders’ equity at September 30, 2010 was $101.4 million, compared to shareholders’ equity of $103.4 million as of December 31, 2009. Retained earnings at September 30, 2010 were $36.4 million compared to $42.7 million at December 31, 2009. The book value of the Company’s common stock at September 30, 2010 was $14.22 per share.

As the following table illustrates, the Company exceeds the regulatory “well-capitalized” levels in all categories after accounting for the charges:

Regulatory Capital Ratios
Middleburg Financial Corporation
September 30, 2010

		Regulatory	Percent
	Middleburg	Well	Exceeding
	Financial	Capitalized	Well
	Corporation	Levels	Capitalized

Tier 1 Leverage Ratio	9.1%	5.0%	4.1%

Tier 1 Risk Based Capital Ratio	12.2%	6.0%	6.2%

Total Risk Based Capital Ratio (1)	13.4%	10.0%	3.4%

(1)
Current regulatory guidelines for calculating the Total Risk Based Capital ratio impose a limit of 1.25% of risk-adjusted assets on the amount of the Company’s allowance for loan losses balance that can be included in Tier 2 capital.  Under these guidelines, the Company excluded approximately $5.7 million from Tier 2 capital at September 30, 2010 in the above calculations. If the disallowed allowance for loan losses amount were included, the Company’s Total Risk Based Capital ratio at September 30, 2010 would be 14.1%.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation
Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc. Middleburg Trust Company is headquartered in Richmond, Virginia with offices in Williamsburg and Middleburg. Middleburg Investment Advisors, Inc. is an SEC registered investment advisor located in Alexandria, Virginia.  Middleburg Financial Corporation is also the majority owner of Southern Trust Mortgage, which is based in Virginia Beach and provides mortgages through 17 offices in 11 states.

Middleburg Financial Corporation and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Unaudited		Unaudited
	For the Nine Months		For the Three Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Interest and Dividend Income
Interest and fees on loans	$30,661	$37,793	$9,832	$11,973
Interest on securities available for sale
Taxable	3,194	3,622	1,166	1,159
Exempt from federal income taxes	1,914	2,248	621	774
Dividends	75	64	32	28
Interest on federal funds sold and other	99	95	36	37
Total interest and dividend income	$35,943	$43,822	$11,687	$13,971
Interest Expense
Interest on deposits	$9,410	$11,981	$3,160	$3,866
Interest on securities sold under agreements to repurchase	144	32	63	7
Interest on short-term borrowings	245	518	134	51
Interest on long-term debt	1,298	2,341	372	691
Total interest expense	$11,097	$14,872	$3,729	$4,615
Net interest income	$24,846	$28,950	$7,958	$9,356
Provision for loan losses	11,350	3,584	9,130	964
Net interest income after provision
for loan losses	$13,496	$25,366	$(1,172)	$8,392
Other Income
Trust and investment advisory fee income	$2,497	$2,402	$807	$813
Service charges on deposit accounts	1,396	1,419	487	474
Net gains (losses) on securities available for sale	757	1,345	288	275
Total other-than-temporary impairment loss on securities	(1,091)	(2,128)	(791)	(533)
Portion of loss recognized in other comprehensive income	(117)	(1,416)	(65)	-
Net other-than-temporary impairment loss	(974)	(712)	(726)	(533)
Commissions on investment sales	453	405	142	148
Bank owned life insurance	391	380	136	123
Gain on loans held for sale	11,621	8,577	5,147	2,407
Fees on loans held for sale	1,311	722	477	195
Other service charges, commissions and fees	353	$400	97	103
Other operating income	221	235	42	52
Total other income	$18,026	$15,173	$6,897	$4,057
Other Expense
Salaries and employee benefits	$21,845	$21,855	$7,464	$6,925
Net occupancy expense of premises	4,651	4,404	1,557	1,454
Other taxes	598	438	201	148
Advertising	685	549	257	184
Computer operations	1,008	946	340	285
Other real estate owned	1,171	2,163	666	703
Audits and examinations	373	448	96	120
Legal fees	401	442	96	144
FDIC insurance	1,521	$1,567	368	510
Other operating expenses	6,343	3,944	3,342	1,432
Total other expense	$38,596	$36,756	$14,387	$11,905

Income / (Loss) before income taxes	$(7,074)	$3,783	$(8,662)	$544
Income tax expense / (benefit)	(3,135)	69	(3,297)	(92)
Net income / (Loss)	$(3,939)	$3,714	$(5,365)	$636
Less: Net (income) / loss attributable to non-controlling interest	(311)	$(1,307)	(423)	(26)
Net income / (loss) attributable to Middleburg Financial Corporation	$(4,250)	$2,407	$(5,788)	$610
Amortization of discount on preferred stock	-	26	-	10
Dividend on preferred stock	-	733	-	275
Net income / (loss) available to common shareholders	$(4,250)	$1,648	$(5,788)	$325

Net income / (loss) per common share, basic	$(0.61)	$0.32	$(0.83)	$0.05
Net income / (loss) per common share, diluted	$(0.61)	$0.32	$(0.83)	$0.05
Dividends common per share	$0.30	$0.48	0.10	$0.10

Middleburg Financial Corporation
Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	(Unaudited)	(Unaudited)
	September 30,	June 30,
	2010	2010
Assets:
Cash and due from banks	$23,371	$20,776
Interest-bearing deposits in banks	45,612	50,448
Securities available for sale	242,056	200,786
Loans held for sale	77,452	62,442
Restricted securities, at cost	6,430	6,225
Loans, net of allowance for loan losses of $15,870 in September 2010
and $10,075 June 2010	639,365	644,181
Premises and equipment, net	22,996	23,264
Goodwill and identfied intangibles	6,403	6,446
Other real estate owned, net of valuation allowance of
$1,110 in 2010 and $1,121 in 2009.	8,142	8,257
Prepaid federal deposit insurance	5,505	5,837
Accrued interest receivable and other assets	34,132	32,690

Total assets	$1,111,464	$1,061,352

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$124,724	$121,504
Savings and interest-bearing demand deposits	421,119	411,249
Time deposits	351,097	326,302
Total deposits	$896,940	$859,055

Securities sold under agreements to repurchase	25,416	23,213
Short-term borrowings	21,875	8,851
Long-term debt	52,912	52,912
Subordinated notes	5,155	5,155
Accrued interest and other liabilities	7,736	6,874
Commitments and contingent liabilities	-	-
Total liabilities	$1,010,034	$956,060

Shareholders' Equity:
Common stock, par value $2.50 share, authorized 20,000,000 shares issued and outstanding at September 30, 2010 - 6,915,687 shares
issued and outstanding at December 31, 2009 - 6,909,293 shares	$17,289	$17,286
Capital surplus	42,930	42,883
Retained earnings	36,378	42,859
Accumulated other comprehensive income / (loss), net	1,729	(434)
Total Middleburg Financial Corporation shareholders'equity	$98,326	$102,594

Non-controlling interest in consolidated subsidiary	3,104	2,698
Total shareholders' equity	$101,430	$105,292

Total liabilities and shareholders' equity	$1,111,464	$1,061,352

Middleburg Financial Corporation
Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	(Unaudited)
	September 30,	December 31,
	2010	2009
Assets:
Cash and due from banks	$23,371	$18,365
Interest-bearing deposits in banks	45,612	24,845
Securities available for sale	242,056	172,699
Loans held for sale	77,452	45,010
Restricted securities, at cost	6,430	6,225
Loans, net of allowance for loan losses of $15,870 in 2010
and $9,185 in 2009	639,365	635,094
Premises and equipment, net	22,996	23,506
Goodwill and identfied intangibles	6,403	6,531
Other real estate owned, net of valuation allowance of
$1,110 in 2010 and $1,121 in 2009.	8,142	6,511
Prepaid federal deposit insurance	5,505	6,923
Accrued interest receivable and other assets	34,132	30,665

Total assets	$1,111,464	$976,374

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$124,724	$106,459
Savings and interest-bearing demand deposits	421,119	397,720
Time deposits	351,097	301,469
Total deposits	$896,940	$805,648

Securities sold under agreements to repurchase	25,416	17,199
Short-term borrowings	21,875	3,538
Long-term debt	52,912	35,000
Subordinated notes	5,155	5,155
Accrued interest and other liabilities	7,736	6,475
Commitments and contingent liabilities	-	-
Total liabilities	$1,010,034	$873,015

Shareholders' Equity:
Common stock, par value $2.50 share, authorized 20,000,000 shares issued and outstanding at September 30, 2010 - 6,915,687 shares
issued and outstanding at December 31, 2009 - 6,909,293 shares	$17,289	$17,273
Capital surplus	42,930	42,807
Retained earnings	36,378	42,706
Accumulated other comprehensive income / (loss), net	1,729	(2,474)
Total Middleburg Financial Corporation shareholders'equity	$98,326	$100,312

Non-controlling interest in consolidated subsidiary	3,104	3,047
Total shareholders' equity	$101,430	$103,359

Total liabilities and shareholders' equity	$1,111,464	$976,374

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS
(Unaudited. Dollars in thousands except per share data)	For the Three Months Ended
	Sep 30, 2010	Jun 30, 2010	Mar 31, 2010	Dec 31, 2009	Sep 30, 2009

Net Income / (Loss)	$(5,788)	$724	$814	$1,115	$610
Earnings per share, basic	$(0.83)	$0.10	$0.12	$0.07	$0.05
Earnings per share, diluted	$(0.83)	$0.10	$0.12	$0.07	$0.05
Dividend per share	$0.10	$0.10	$0.10	$0.10	$0.10

Return on average total assets - Year to Date	-2.11%	0.28%	0.33%	0.35%	0.29%
Return on average total equity - Year to Date	-22.03%	2.85%	3.25%	2.82%	2.51%
Dividend payout ratio	NA	100.00%	84.90%	142.86%	200.00%
Non-Interest income as a percent of total revenue (1)	38.56%	34.05%	28.00%	29.37%	23.60%

Net interest margin (2)	3.27%	3.67%	3.94%	3.83%	4.13%
Yield on average earning assets (2)	4.74%	5.22%	5.58%	5.61%	6.08%
Yield on average interest-bearing liabilities	1.73%	1.82%	1.93%	2.16%	2.35%
Net interest spread	3.01%	3.40%	3.65%	3.45%	3.73%

Non-interest income to average assets (3)	2.69%	2.39%	1.93%	2.10%	1.71%
Non-interest expense to average assets (3)	5.29%	4.73%	4.90%	4.74%	4.71%

Efficiency ratio (4)	91.77%	81.78%	87.85%	83.48%	84.26%

(1)	Excludes securities gains and losses including OTTI adjustments.
(2)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3)	Ratios are computed by dividing annualized income and expense amounts by quarterly average assets.
(4)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating.  The increase from the second quarter 2010 to the third quarter 2010 reflects the restructuring charges and write downs of Company property during the quarter as previously discussed in this release.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
(Unaudited. Dollars in thousands except per share data)	Sep 30, 2010	Jun 30, 2010	Mar 31, 2010	Dec 31, 2009	Sep 30, 2009
BALANCE SHEET RATIOS
Net loans to deposits	71.28%	74.99%	78.32%	78.83%	81.67%
Average interest-earning assets to
average-interest bearing liabilities	117.22%	117.69%	117.51%	121.36%	120.32%
PER SHARE DATA
Dividends	$0.10	$0.10	$0.10	$0.10	$0.10
Book value	$14.22	$14.84	$14.65	$14.52	$14.61
Tangible book value	$13.29	$13.91	$13.71	$13.57	$13.65
SHARE PRICE DATA
Closing price	$14.08	$13.91	$15.06	$14.59	$13.05
Diluted earnings multiple (1)	NA	34.78	31.38	52.11	65.25
Book value multiple (2)	0.99	0.94	1.03	1.00	0.89
COMMON STOCK DATA
Outstanding shares at end of period	6,915,687	6,914,687	6,909,293	6,909,293	6,901,843
Weighted average shares O/S Basic - QTD	6,934,366	6,911,744	6,909,293	5,635,687	5,208,624
Weighted average shares O/S, diluted - QTD	6,934,366	6,924,338	6,912,173	6,906,429	6,267,267
CAPITAL RATIOS
GAAP Capital to Assets - Common shareholders	8.85%	9.67%	9.94%	10.27%	12.27%
Total risk based capital ratio	13.41%	14.58%	15.02%	15.06%	18.22%
Tier 1 risk based capital ratio	12.15%	13.33%	13.77%	13.86%	16.97%
Leverage ratio	9.08%	10.58%	10.71%	10.40%	12.50%
CREDIT QUALITY
Net charge-offs to average loans	0.47%	0.15%	0.04%	0.18%	0.17%
Total non-performing loans to total loans	4.63%	2.81%	2.00%	1.80%	1.57%
Total non-performing assets to total assets	3.46%	2.64%	1.88%	1.86%	1.88%
Non-accrual loans to:
total loans	4.57%	1.87%	1.46%	1.34%	1.38%
total assets	2.69%	1.15%	0.94%	0.88%	0.90%
Allowance for loan losses to:
total loans	2.42%	1.54%	1.50%	1.43%	1.41%
non-performing assets	41.25%	35.98%	51.43%	50.68%	49.21%
non-accrual loans	53.04%	82.51%	102.67%	106.70%	102.43%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$7	$6,188	$3,544	$908	$1,206
Non-accrual loans	29,923	12,211	9,613	8,608	9,008
Restructured Loans	404	1,346	-	2,096
Other real estate owned and repossessed assets	8,142	8,257	6,034	6,511	8,537
Total non-performing assets	$38,476	$28,002	$19,191	$18,123	$18,751
NET LOAN CHARGE-OFFS:
Loans charged off	$3,351	$1,142	$291	$1,057	$1,216
(Recoveries)	(16)	(56)	(47)	(48)	(49)
Net charge-offs	$3,335	$1,086	$244	$1,009	$1,167
PROVISION FOR LOAN LOSSES	$9,130	$1,291	$929	$967	$964
ALLOWANCE FOR LOAN LOSS SUMMARY
Balance at the beginning of period	$10,075	$9,870	$9,185	$9,227	$9,430
Provision	9,130	1,291	929	967	964
Net charge-offs / (recoveries)	3,335	1,086	244	1,009	1,167
Balance at the end of period	$15,870	$10,075	$9,870	$9,185	$9,227

(1)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period.  The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.   In quarters where the Company incurs net losses, the diluted earnings multiple is not meaningful and is shown as “NA”.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share.  The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

	Middleburg Financial Corporation
	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended September 30,
		2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$172,955	$1,198	2.75%	$102,120	$1,187	4.61%
Tax-exempt (1)	60,101	941	6.21%	66,146	1,172	7.03%
Total securities	$233,056	$2,139	3.64%	$168,266	$2,359	5.56%
Loans
Taxable	$716,173	$9,832	5.45%	$695,738	$11,974	6.83%
Total loans	$716,173	$9,832	5.45%	$695,738	$11,974	6.83%
Federal funds sold	-	-	-	29,640	15	0.20%
Interest bearing deposits in
other financial institutions	55,721	36	0.25%	43,478	21	0.19%
Total earning assets	$1,004,950	$12,007	4.74%	$937,122	$14,369	6.08%
Less: allowances for credit losses	(10,156)			(9,111)
Total nonearning assets	93,947			85,368
Total assets	$1,088,741			$1,013,379

Liabilities:
Interest-bearing deposits:
Checking	$280,585	$569	0.80%	$263,674	$834	1.25%
Regular savings	79,348	173	0.86%	58,624	195	1.32%
Money market savings	55,190	101	0.73%	45,887	121	1.05%
Time deposits:
$100,000 and over	169,903	1,217	2.84%	137,241	1,073	3.10%
Under $100,000	171,379	1,100	2.55%	182,109	1,643	3.58%
Total interest-bearing deposits	$756,405	$3,160	1.66%	$687,535	$3,866	2.23%

Short-term borrowings	16,341	134	3.25%	2,787	52	7.40%
Securities sold under agreements
to repurchase	26,534	63	0.94%	20,609	7	0.13%
Long-term debt	58,067	372	2.54%	67,938	690	4.03%
Federal funds purchased	-	-	-	-	-	-
Total interest-bearing liabilities	$857,347	$3,729	1.73%	$778,869	$4,615	2.35%
Non-interest bearing liabilities
Demand deposits	117,110			107,092
Other liabilities	7,080			10,782
Total liabilities	$981,537			$896,743
Non-controlling interest	2,947			2,909
Shareholders' equity	104,257			113,727
Total liabilities and shareholders'
equity	$1,088,741			$1,013,379

Net interest income		$8,278			$9,754

Interest rate spread			3.01%			3.73%
Interest expense as a percent of
average earning assets			1.47%			1.95%
Net interest margin			3.27%			4.13%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 365 day year.

	Middleburg Financial Corporation
	Average Balances, Income and Expenses, Yields and Rates
	Nine Months Ended September 30,
		2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$145,188	$3,269	3.01%	$105,853	$3,686	4.66%
Tax-exempt (1)	60,078	2,900	6.45%	64,441	3,406	7.07%
Total securities	$205,266	$6,169	4.02%	$170,294	$7,092	5.57%
Loans
Taxable	$701,446	$30,661	5.84%	$716,151	$37,793	7.06%
Tax-exempt (1)	-	-	0.00%	1	-	0.00%
Total loans	$701,446	$30,661	5.84%	$716,152	$37,793	7.06%
Federal funds sold	-	-	0.00%	27,551	42	0.20%
Interest bearing deposits in
other financial institutions	49,194	95	0.27%	26,151	53	0.27%
Total earning assets	$955,906	$36,925	5.17%	$940,148	$44,980	6.40%
Less: allowances for credit losses	(9,742)			(9,153)
Total nonearning assets	92,521			82,868
Total assets	$1,038,685			$1,013,863

Liabilities:
Interest-bearing deposits:
Checking	$282,245	$1,748	0.83%	$245,326	$2,425	1.32%
Regular savings	75,671	544	0.96%	55,212	555	1.34%
Money market savings	52,625	323	0.82%	40,354	336	1.11%
Time deposits:
$100,000 and over	163,380	3,508	2.87%	133,269	3,238	3.25%
Under $100,000	153,284	3,287	2.87%	195,944	5,427	3.70%
Total interest-bearing deposits	$727,205	$9,410	1.73%	$670,105	$11,981	2.39%

Short-term borrowings	9,065	245	3.61%	21,667	518	3.20%
Securities sold under agreements
to repurchase	24,402	144	0.79%	21,413	32	0.20%
Long-term debt	53,236	1,298	3.26%	77,096	2,341	4.06%
Total interest-bearing liabilities	$813,908	$11,097	1.82%	$790,281	$14,872	2.52%
Non-interest bearing liabilities
Demand Deposits	112,721			108,196
Other liabilities	6,657			10,603
Total liabilities	$933,286			$909,080
Non-controlling interest	2,781			2,692
Shareholders' equity	102,603			102,091
Total liabilities and shareholders'
equity	$1,038,685			$1,013,863

Net interest income		$25,832			$30,108

Interest rate spread			3.34%			3.88%
Interest expense as a percent of
average earning assets			1.55%			2.11%
Net interest margin			3.61%			4.28%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 365 day year.